                                                                    Exhibit 12.3

                             CORAL RESERVES, INC.
               Calculation of Ratio of Earnings to Fixed Charges

                                                                                                        Three months ended
                                                           Years ended December 31,                          March 31,
                                                           ------------------------                          ---------
                                             1995        1996       1997         1998         1999        1999       2000
                                             ----        ----       ----         ----         ----        ----       ----
Earnings
--------
Pre-tax Income                              (26,813)    30,408      18,629      (63,763)     (18,605)     (3,778)   (16,208)
Add: Interest Expense                        21,161     63,952      69,995       73,811      205,023      25,105     66,089
                                            -------    -------     -------      -------     --------     -------    ------
                                             (5,652)    94,360      88,624       10,048      186,418      21,327     49,881

Fixed Charges
-------------
Interest Expense                             21,161     63,952      69,995       73,811      205,023      25,105     66,089
                                            -------    -------     -------      -------     --------     -------    ------


Ratio of earnings to
     fixed charges                               (1)     1.5:1       1.3:1        0.1:1        0.9:1       0.8:1      0.8:1

(1) Earnings were insufficient to cover fixed charges by $5,652 in 1995.